Exhibit 99.2

NEWS RELEASE

Ontario Teachers’ Pension Plan to acquire

SeaCube Container Leasing Ltd.

TORONTO (January 18, 2013) — Ontario Teachers’ Pension Plan (Teachers’) and SeaCube Container Leasing Ltd. (SeaCube) (NYSE: BOX), today announced they have entered into an agreement by which Teachers’ will acquire 100% of the shares of SeaCube, one of the world’s largest container leasing companies.

Under the terms of the agreement, SeaCube shareholders will receive $23.00 in cash per SeaCube common share, representing a 13.3% premium over the shares’ closing price on January 18, 2013, a 25% premium over the 50-day volume-weighted average price and a 130% premium over the shares’ initial public offering price in October 2010.

The transaction has been unanimously approved by the board of directors of SeaCube, is expected to close in the first half of 2013 and is subject to customary closing conditions, including foreign and U.S. regulatory approvals. In addition, the transaction is subject to approval by the shareholders of SeaCube.

SeaCube is based in Park Ridge, New Jersey, and has seven offices worldwide. It acquires, owns, manages and leases containers that are essential intermodal equipment used in global containerized cargo trade. Equipment is primarily leased under long-term contracts to the world’s largest shipping lines.

This transaction is led by Teachers’ Long-Term Equities group, which focuses on direct investments with steady cash flow, growth potential over a long-term horizon and a low to moderate level of risk. Teachers’ plans to operate SeaCube as a standalone business operation with the current management team remaining in place.

“SeaCube is a good fit with our investment criteria of providing reliable income streams, consistent performance and growth opportunities,” said Lee Sienna, Vice-President, Long-Term Equities.

BofA Merrill Lynch and Deutsche Bank Securities Inc. are serving as financial advisors to SeaCube, and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to SeaCube.

About Teachers’

With $117.1 billion in assets as of December 31, 2011, the Ontario Teachers’ Pension Plan is the largest single-profession pension plan in Canada. An independent organization, it invests the pension fund’s assets and administers the pensions of 300,000 active and retired teachers in Ontario. For more information visit www.otpp.com

About SeaCube

SeaCube is one of the world’s largest container leasing companies based on total assets. The principal activities of SeaCube’s business include the acquisition, leasing, re-leasing and subsequent sale of refrigerated and dry containers and generator sets. SeaCube leases containers primarily under long-term contracts to a diverse group of the world’s leading shipping lines. For more information regarding SeaCube please visit www.seacubecontainers.com.

Cautionary Note Regarding Forward-Looking Statements

Certain items in this press release and other information SeaCube provides from time to time may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon SeaCube’s historical performance and on SeaCube’s current plans, estimates, and expectations in light of information currently available to SeaCube. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to SeaCube’s operations, financial results, financial condition, business, prospects, growth strategy, and liquidity. For a discussion of such risks and uncertainties, see “Risk Factors” included in SeaCube’s Annual Report on Form 10-K. Furthermore, SeaCube is under no obligation to update or alter any of the forward-looking statements contained in this press release as a result of new information, future events or otherwise, unless required by law.

Additional Information About the Acquisition and Where to Find it

This communication is being made in respect of the proposed transaction involving SeaCube and Teachers’. The proposed transaction will be submitted to the shareholders of SeaCube for their consideration. In connection with the proposed transaction, SeaCube will prepare a proxy statement to be filed with the SEC. SeaCube plans to file with the SEC other documents regarding the proposed transaction. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to SeaCube’s shareholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC’s website at www.sec.gov. In addition, shareholders may obtain free copies of the documents filed with the SEC by SeaCube by going to SeaCube’s Investor Relations website page by clicking the “Investors” link at www.seacubecontainers.com or by sending a written request to SeaCube’s Secretary at 1 Maynard Drive, Park Ridge, NJ 07656, or by calling the Secretary at (201) 391-0800.